UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 5)

                             Banner Aerospace, Inc.
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                         (Title of Class of Securities)

                                   066 525 106

                                 (CUSIP Number)

                                 JAMES J. CRAMER

                                 100 Wall Street
                                    8th Floor

                               New York, NY 10005
                            Tel. No.: (212) 742-4480

                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices

                               and Communications)

                                January 14, 1998
                     (Date of Event which Requires Filing of
                                 this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

      Check the following box if a fee is being paid with the statement [ ].

                               Page 1 of 10 Pages




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                                  SCHEDULE 13D

CUSIP NO.  066 525 106                                   PAGE  2  OF  10 PAGES



1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             J.J. Cramer & Co.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                           (B) [X]

3      SEC USE ONLY

4      SOURCE OF FUNDS

             N/A

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                      [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                      7      SOLE VOTING POWER

      NUMBER OF                    -0-
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

                      8      SHARED VOTING POWER

                                   -0-

                      9      SOLE DISPOSITIVE POWER

                                   -0-

                      10     SHARED DISPOSITIVE POWER

                                   -0-

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0-

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0%

14     TYPE OF REPORTING PERSON

             CO

                                  SCHEDULE 13D

CUSIP NO. 066 525 106                                    PAGE  3   OF  10 PAGES




1      NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             James J. Cramer

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                           (B) [X]

3      SEC USE ONLY

4      SOURCE OF FUNDS

             N/A

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                      [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    -0-
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                      -0-
        WITH
                      9      SOLE DISPOSITIVE POWER

                                   -0-

                      10     SHARED DISPOSITIVE POWER

                                   -0-

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0-

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0%

14     TYPE OF REPORTING PERSON

             IN

                                  SCHEDULE 13D

CUSIP NO. 066 525 106                                    PAGE  4  OF  10  PAGES



1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Karen L. Cramer

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                           (B) [X]

3      SEC USE ONLY

4      SOURCE OF FUNDS

             N/A

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                      [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    -0-
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

                      8      SHARED VOTING POWER

                                   -0-

                      9      SOLE DISPOSITIVE POWER

                                   -0-

                      10     SHARED DISPOSITIVE POWER

                                   -0-

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0-

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0%

14     TYPE OF REPORTING PERSON

             IN

                                  SCHEDULE 13D

CUSIP NO. 066 525 106                                    PAGE  5  OF  10  PAGES


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Cramer Partners, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                           (B) [X]


3      SEC USE ONLY

4      SOURCE OF FUNDS

             PF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                      [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                      7      SOLE VOTING POWER

     NUMBER OF                     -0-
       SHARES
 BENEFICIALLY OWNED
 BY EACH REPORTING
       PERSON
        WITH

                      8      SHARED VOTING POWER

                                   -0-

                      9      SOLE DISPOSITIVE POWER

                                   -0-

                      10     SHARED DISPOSITIVE POWER

                                   -0-

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0-

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0%

14     TYPE OF REPORTING PERSON

             PN

                                  SCHEDULE 13D

CUSIP NO. 066 525 106                                    PAGE  6  OF  10  PAGES




1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Cramer Capital Corporation

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (A) [ ]
                                                           (B) [X]

3       SEC USE ONLY

4       SOURCE OF FUNDS

              N/A

5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                     [ ]


6       CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

                      7      SOLE VOTING POWER

      NUMBER OF                    -0-
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

                      8      SHARED VOTING POWER

                                   -0-
                      9      SOLE DISPOSITIVE POWER

                                   -0-

                      10     SHARED DISPOSITIVE POWER

                                   -0-

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0-

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0%

14      TYPE OF REPORTING PERSON

             CO

CUSIP NO. 066 525 106                                    PAGE  7  OF  10 PAGES




ITEM 1.     SECURITY AND ISSUER.

            The undersigned hereby amends the statement on Schedule 13D, dated June 20, 1996, as amended by Amendment No. 1, dated July 16, 1996, Amendment No. 2, dated January 3, 1997, Amendment No. 3 dated February 20, 1997 and Amendment No. 4 dated May 6, 1997 (the "Statement"), filed by the undersigned relating to the Common Stock, par value $1.00 per share of Banner Aerospace, Inc., a Delaware corporation, as set forth below. Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as set forth in the Statement.

ITEM 3.     SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

            Item 3 of the Statement is hereby amended and restated to read in its entirety as follows:

            Not Applicable

ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.

            Items 5(a), 5(b) and 5(c) of the Statement are hereby amended and restated to read in their entirety as follows:

            (a) As of January 14, 1998, based upon the amount of shares sold, the Reporting Persons no longer beneficially own any Shares of the Company.

            (b)   Not Applicable.

            (c) In the last sixty days, the Reporting Persons sold Shares on the dates, in the amounts and at the prices set forth on Exhibit B attached hereto and incorporated by reference herein. All of such sales were made in private transactions.


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CUSIP NO. 066 525 106                                     PAGE  8  OF  10 PAGES



ITEM 6.     CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR
            RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE
            ISSUER.

            Item 6 of the Statement is amended by deleting on the second line the number "2,453,900" and replacing it with the number "-0-."


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CUSIP NO. 066 525 106                                     PAGE  9  OF  10 PAGES




                                SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 21, 1998

                              J.J. CRAMER & CO.

                              By:  /s/ James J. Cramer
                                   -------------------
                                   Name:  James J. Cramer
                                   Title: President

                               /s/ James J. Cramer
                               -----------------------
                               James J. Cramer

                               /s/ Karen L. Cramer
                               -----------------------
                               Karen L. Cramer


                               CRAMER PARTNERS, L.P.

                               By:   CRAMER CAPITAL CORPORATION,
                                     its general partner

                               By: /s/ James J. Cramer
                                   -------------------
                                   Name:  James J. Cramer
                                   Title: President


                               CRAMER CAPITAL CORPORATION

                               By: /s/ James J. Cramer
                                   -------------------
                                   Name:  James J. Cramer
                                   Title: President

CUSIP NO. 066 525 106                           PAGE  10  OF  10 PAGES


                                EXHIBIT B

                      Transactions in Common Stock
                   of The Company in the Last 60 days



                               No. of Shares         Sale Price
      Trade Dates                  Sold              Per Share       Type
      -----------                  ----              ---------       ----

        1/14/98                  294,133              10.3750         S
        1/14/98                 2,216,967             10.3750         S